EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

March 25, 2002

InVision Technologies, Inc.
7151 Gateway Boulevard
Newark, CA 94560

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of three million four hundred and fifty thousand (3,450,000) shares of common stock of the Company (the "Common Stock"), including (i) 2,500,000 shares to be sold by the Company (the "Company Shares"), and (ii) 950,000 shares to be sold by selling stockholders (the "Selling Stockholders Shares" and, together with the Company Shares, the "Shares"), 450,000 shares of which are allocated for sale upon exercise of the underwriters' over-allotment option.

In connection with this opinion, we have examined and relied upon: (1) the Registration Statement and related Prospectus; (2) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended and currently in effect; and (3) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that (i) the Shares will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company and (ii) the Company will have received the exercise price for any Selling Stockholder Shares to be acquired by selling stockholders pursuant to the cash exercise of stock options prior to the sale thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholders Shares are or, upon exercise of stock options held by them in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ BRETT D. WHITE Brett D. White